Exhibit 10.4

TREX COMPANY, INC.

2023 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TIME-BASED VESTING

Trex Company, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) relating to its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s 2023 Stock Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Grant Date Value:

Number of RSUs Covered by Grant:

Vesting Schedule:

Vesting Date Number of RSUs

_________, 20___ #

_________, 20___ #

_________, 20___ #

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan, and agree that unless otherwise specifically provided herein, the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:

(Signature)

Company:

Amy M. Fernandez, Senior Vice President, Chief Legal Officer and Secretary

This is not a stock certificate or a negotiable instrument.

TREX COMPANY, INC.

2023 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TIME-BASED VESTING

Restricted Stock Units

This grant is an award of restricted stock units in the number of units set forth on the cover sheet, and subject to the vesting and other conditions described below (the "RSUs"). Each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Vesting

Your RSUs will vest as to thirty three and one-third percent (33 1/3%) of the total number of RSUs covered by this grant, on each anniversary of the grant, as shown on the cover sheet; provided, that you continue to provide services to the Company or a Subsidiary as an employee or a Service Provider (“Services”) on each such vesting date. The resulting aggregate number of vested RSUs will be rounded to the nearest whole number, and you may not vest in more than the number of RSUs covered by this grant.

Delivery

As soon as practicable following the vesting of the RSUs hereunder, the Company will issue to you a share certificate for the shares of Stock to which such vested RSUs relate. In the alternative, the Company may use the book-entry method of share recordation to indicate your share ownership. You will have no further rights with regard to a RSU once the share of Stock related to such RSU has been issued.

Early Vesting

Upon the termination of your Services, other than by reason of your death, Disability, Retirement, or termination by the Company without “Cause” or at your election with “Good Reason,” any RSUs that have not vested hereunder shall immediately be deemed forfeited.

In the event of the termination of your Services because of your death, Disability, Retirement or termination by the Company without “Cause” or at your election with “Good Reason”, any RSUs that have not vested hereunder shall immediately become fully vested. (For purposes of clarification, these vesting provisions apply notwithstanding any different vesting provision in the Plan.) As a condition to such RSUs vesting upon your termination of employment by the Company without “Cause” or at your election with “Good Reason”, you must first execute a written release and agreement provided by the Company and not revoke such release and agreement within the time permitted therein for such revocation.

“Cause” means one of the following reasons for which your employment with the Company is terminated: (1) Your willful or grossly negligent misconduct that is injurious to the Company or violates Company policy; (2) Your embezzlement or misappropriation of funds or property of the Company; (3) Your conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Your conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Your willful failure or refusal by you to devote your full business time (other than on account of disability or approved leave) and attention to the performance of your duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to you by the Board of Directors.

“Good Reason” shall exist upon: (1) a material and adverse change in your status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in your status or position as an employee of the Company as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon your giving notice), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with your termination other than for Good Reason); (2) a 10% or greater reduction in your aggregate base salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (3) the failure by the Company to continue in effect any material employee benefit plan (excluding any equity compensation plan) in which you are participating (or plans providing you with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect your continued participation in any of such plans on at least as favorable a basis to you or which would materially reduce your benefits under any of such plans; (4) Company’s requiring you to be based at an office that is both more than 50 miles from where your office is located and further from your then current residence; or (5) a material breach by the Company of any agreement with you; provided, however, that if any of the conditions exists, you must provide written notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and your intention to terminate your employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition and, if the Company fails to remedy such condition, you terminate your Services within ninety (90) calendar days following such failure.

In the event of a Change in Control, any RSUs that have not vested hereunder shall immediately become fully vested. “Change in Control” shall have the meaning given to such term in the Change in Control Severance Agreement between you and the Company, provided that in all cases such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

Notwithstanding the foregoing or any other provision herein to the contrary, RSUs shall also vest according to the terms and conditions, if so provided, in any separate agreement between you and the Company, including but not limited to any Employment Agreement, Severance Agreement or Change in Control Severance Agreement.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in RSUs (including any employment taxes that may become payable if you become eligible for Retirement prior to the end of the performance period for the RSUs) or delivery of Stock acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in RSUs or delivery of shares arising from this grant, the Company shall have the right to require such payments from you, withhold shares that would otherwise have been issued to you under this Agreement or withhold such amounts from other payments due to you from the Company or any Affiliate.

Retention Rights	This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your service with the Company at any time and for any reason.
Shareholder Rights	You do not have any of the rights of a shareholder with respect to the RSUs.
Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of RSUs covered by this grant shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 409A

To the extent applicable, the RSUs granted under this Agreement are intended to comply with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”). The provisions of this paragraph shall qualify and supersede all other provisions of this Agreement and the Plan as necessary to fulfill the foregoing intent. In furtherance of the foregoing, any RSUs that accelerate and vest upon a termination of Services hereunder and that are otherwise subject to Section 409A shall accelerate and vest upon such a termination of Services solely if such termination constitutes a “separation from service” within the meaning of Section 409A. Additionally, if at the time of any such separation from service you are entitled to accelerated vesting of any RSUs granted hereunder and are also a “specified employee” (within the meaning of Section 409A and as determined by the Company) and such RSUs granted hereunder may not be settled without subjecting you to additional tax, interest and/or penalties under Section 409A, then such RSUs shall accelerate and vest upon your separation from service but shall not settle until the earlier of (i) your death or (ii) the first business day of the seventh (7th) month immediately following your separation from service. For purposes of Section 409A, each tranche of RSUs granted hereunder shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Director of Human Resources to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.